EXHIBIT 10.4

CONSULTING AGREEMENT

This Agreement made effective as of the 1st day of October, 2007.

BETWEEN:

AMG OIL LTD., a company incorporated under the laws of the State of Nevada and having an office at Suite 1407, 1050 Burrard Street, Vancouver, British Columbia V6Z 2S3

(the “Company”)

AND:

PCL HOLDINGS LTD., a company duly incorporated under the laws of British Columbia and having an office at 350-6165 Hwy. 17, Delta, British Columbia V4K 5B8

(the “Consultant”)

WHEREAS:

(A)      The Company wishes to have the Consultant perform various consulting and advisory services for the Company (the “Consulting Services”); and

(B)       Consultant is experienced and wishes to provide the Consulting Services to the Company;

WITNESSETH that the parties mutually agree as follows:

PART 1

INTERPRETATION

Definitions

1.1	In this Agreement:

(a)       “Agreement” means this agreement;

(b)       “Board” means the board of directors of the Company;

(c)       “Business” means the acquisition, exploration and development of oil and gas properties in the SE Asian area and any other material business carried on from time to time by the Company;

(d)       “Cause” means the circumstances if the Consultant:

(i)       is adjudicated to be bankrupt,

(ii)       is convicted of any indictable offence;

(iii)       commits an act of gross misconduct, wilful negligence or fraud in respect of the responsibilities or duties required to be performed under this Agreement, or to be undertaken or required to be undertaken in accordance with the provisions of this Agreement; or

(iv)       engages in any conduct which is intentional and materially injurious to the Business;

(e)       “Confidential Information” means any information which is non public, confidential or proprietary in nature relating to the Company or its Business including without limitation business plans, financial data, transactions or other affairs of the Company and analyses, compilations, forecasts, documentation, software, and technical information, in oral, written, electronic or any other form. Confidential Information does not include information that is or becomes generally available to the public without fault of the Consultant or that the Consultant can establish, through written records, was in his possession prior to its disclosure in connection with the Consultant’s engagement;

(f)       “Fee” means the fee set out in section 3.2 herein; and

(g)       “Term” means the term of this Agreement as set out in section 3.1.

Interpretation

1.2       For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)       “this Agreement” means this Agreement as it may from time to time be supplemented or amended and in effect;

(b)       the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or other subdivision;

(c)       the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable a body corporate;

(d)       the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto);

(e)       all references to currency means Canadian currency except where otherwise expressly stated; and

(f)       the headings to the sections, subsections and paragraphs of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

PART 2

ENGAGEMENT

Services

2.1       The Company hereby retains the Consultant for its Consulting Services and Consultant hereby undertakes to perform the Consulting Services for the Company on a part-time basis upon and subject to the terms and conditions of this Agreement.

Duties

2.2       The Consultant’s principle duties and responsibilities will be to provide Consulting Services to assist with the financial matters of the Business.

General Duties

2.3       During the term of this Agreement, the Consultant will:

(a)       diligently perform its duties arising under this Agreement to the best of his skill and ability, and

(b)       attend to its duties on a part-time basis as necessary, as reasonably required by the Company.

PART 3

TERM AND COMPENSATION

Term

3.1       The Consultant will commence the Consulting Services hereunder on October 1, 2007 and will continue on an on-going basis (the “Term”), subject to Part 5.

Compensation

3.2       The Company will compensate the Consultant for the Consulting Services throughout the Term in an amount equal to $60,000 per annum, payable monthly (the “Fee”). The Consultant hereby acknowledges that the Consultant is responsible for remitting its own taxes and any contributions required by law to be remitted in connection with the Fee, and the Company will have no responsibility in respect of any failure by the Consultant to properly remit such amounts when due, and the Consultant agrees to indemnify and save the Company harmless from and against assessments, losses or penalties actually incurred by the Company in this respect.

3.3       The Consultant will be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Consultant from time to time in connection with carrying out the Consultant Services hereunder. For all such expenses the Consultant will supply the Company with appropriate invoices or statements in respect of which the Consultant seeks reimbursement.

PART 4

CONFIDENTIALITY

Confidential Information

4.1       The Consultant acknowledges that in the course of carrying out, performing and fulfilling its duties with the Company it has had and will continue to have access to and be entrusted with Confidential Information concerning the present and contemplated projects, prospects and opportunities of the Company, and that the disclosure of any such Confidential Information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Consultant further acknowledges and agrees that the right to maintain such detailed Confidential Information constitutes a proprietary right which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees with the Company that it will not (either during the continuance of its engagement with the Company or at any time thereafter) disclose any of such Confidential Information to any person nor shall the Consultant use the same for any purpose other than those for the benefit of the Company.

Return of Confidential Information

4.2       The Consultant will on demand return to the Company all documentation (in any paper or electronic medium) containing Confidential Information in the possession of the Consultant or in respect of which the Consultant may exercise control.

Injunctive Relief

4.3       The Consultant acknowledges that irreparable harm may result to the Company if the Consultant breaches his obligations under this Part 4. The Consultant acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

PART 5

TERMINATION

Resignation

5.1       The Consultant may at any time terminate this Agreement for any cause or reason, or without any cause or reason, by giving to the Company one months’ prior written notice of such termination and upon the expiry of such notice, this Agreement shall terminate. In such event the Consultant will not be entitled to any payment on account of such termination, other than such amounts due to the Consultant under this Agreement in respect of the period ending on the date of termination.

Termination for Cause

5.2       The Company may on written notice immediately terminate the engagement of the Consultant for any reason which constitutes Cause, and in such event the Consultant will not be entitled to any payment on account of such termination, other than such amounts due to the Consultant under this Agreement in respect of the period ending on the date of termination.

Termination without Cause

5.3       The Company may terminate the engagement of the Consultant at any time without Cause by giving to the Consultant one months’ written notice of such termination and upon the expiry of such written notice, this Agreement will terminate. In such event the Consultant will not be entitled to any payment on account of such termination, other than such amounts due to the Consultant under this Agreement in respect of the period ending on the date of termination.

Return of Property

5.4       On termination of this Agreement for any reason, the Consultant agrees to return to the Company, as they may direct, all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in his possession or control pertaining to the Business, without retaining any copies or records of any Confidential Information whatsoever. The Consultant will also return any keys, pass cards, identification cards or other property belonging to the Company.

No Reduction of Amounts Owed

5.5       The amounts payable to the Consultant hereunder will not be reduced in any respect in the event that the Consultant will secure or will not reasonably pursue alternative employment following termination of this Agreement.

PART 6

OTHER BUSINESS ACTIVITIES

6.1       It is recognized that the Consultant has other business activities to which it devotes up to approximately 80% of its time and attention. It is expected the Consultant will use its best efforts not to have these activities interfere with the performance of the Consulting Services in accordance with this Agreement and will devote appropriate time and energy to the business and affairs of the Company.

PART 7

GENERAL

Counterpart

7.1       This Agreement and any other writing delivered pursuant to this Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

Governing Laws

7.2       This Agreement will be interpreted under and is governed by the laws of the Province of British Columbia and the laws of Canada that are applicable and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action arising under this Agreement and the parties hereby attorn to the jurisdiction of those courts.

Assistance

7.3       The parties must render all such assistance to one another as may reasonably be required to enable the provisions of the Agreement expeditiously to be given effect and the parties agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and/or implement the provisions or intent of this Agreement.

Notice

7.4       All notices required to be given by any party under this Agreement shall be in writing and shall be delivered by hand or properly addressed prepaid registered post or facsimile addressed to a party at its address set out on Page 1 of this Agreement or such other address as a Party may from time to time designate in writing.

7.5       Any notice given shall be deemed to have been delivered:

(a)       in the case of delivery by ordinary prepaid registered post, three business days after posting; or

(b)       in the case of transmission by facsimile, upon receipt by the sender of a transmission report showing transmission free of error.

Entire Agreement

7.6       This Agreement constitutes the whole agreement between the parties and supersedes any and every prior agreement of understanding between the Company and the Consultant whether oral or written or partly oral and partly written and except as herein expressly provided no prior agreement shall be referred to or considered in any proceedings or disputes between parties to assist in or determining the interpretation of the Agreement or to determine the rights, obligations and privileges of the parties, or otherwise.

Amendments

7.7       No modification of this Agreement will be valid unless in writing and signed by the parties hereto.

Further Assurances

7.8       Each party will make, execute and do so cause to be made, executed or done all necessary agreements, deeds and acts which may be necessary to protect, secure or otherwise ensure compliance between them with the terms of this Agreement.

Assignment and Enurement

7.9       This Agreement will be binding upon and will enure to the benefit of the parties and their respective successors and permitted assigns; provided that this Agreement will not be assigned, in whole or in part, by either party to any other person, firm or Company, without the prior written consent of the other party.

Non-Waiver

7.10       No waiver of any breach of any term of this Agreement will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be or be deemed to be a waiver of any other or subsequent breach.

Severability

7.11       If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement and the rest of this Agreement will remain in full force and effect.

Survival

7.12       The Company and the Consultant expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Consultant’s employment hereunder, or beyond the termination of this

Agreement, shall continue in full force and effect notwithstanding the termination of the Consultant’s employment or the termination of this Agreement for any reason.

Independent Legal Advice

7.13       The Consultant acknowledges that it has been advised to obtain independent legal advice with respect to the terms of this Agreement prior to its execution and has, to the extent thought necessary, obtained such advice and understands the terms and rights and obligations under this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the 1st day of October, 2007.

AMG OIL LTD.

Per: /s/Dan Brown
Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
PCL HOLDINGS LTD. in the presence of:	)
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/s/Pino Perone	)	/s/Peter Loretto
Witness	)	PCL HOLDINGS LTD.
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